Exhibit 99.1

RE: NN, Inc.
2000 Waters Edge Drive
Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	212-827-3773

FOR IMMEDIATE RELEASE
September 2, 2014

NN, INC. COMPLETES ACQUISITION OF AUTOCAM CORPORATION

•	Closes $350 million term loan facility underwritten by Bank of America, N.A. Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBank National Association and a $100 million asset backed revolver underwritten by KeyBank National Association and Bank of America, N.A.

•	Becomes a top three global manufacturer of metal bearing and precision metal components

•	John Kennedy Appointed to NN, Inc.’s Board of Directors

Johnson City, Tenn, September 2, 2014 – NN, Inc. (Nasdaq: NNBR) today announced that it has completed its previously announced acquisition of Autocam Corporation for approximately $245.2 million in cash, $29.8 million in assumed debt and $25 million in stock. Autocam is a global leader in the engineering, manufacture and assembly of highly complex, system critical components for fuel systems, engines and transmission, power steering and electric motors. NN was advised on the transaction by KeyBanc Capital Markets, Inc.

In connection with the closing, NN obtained a new $350 million term loan facility underwritten by Bank of America, N.A. Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBank National Association and a $100 million asset backed revolver that was underwritten by KeyBank National Association and Bank of America, N.A. The proceeds will be used to pay the cash portion of the purchase price, to repay existing indebtedness and to pay fees and expenses in connection with the transaction.

Additionally, NN announced that John Kennedy, founder and former Chief Executive Officer of Autocam has been appointed to serve on NN’s board of directors.

With the completion of the transaction, NN becomes one of the top three global manufacturers of metal bearing and precision metal components with expected pro forma 2014 sales of over $675 million, more than 4,200 employees and 25 operations in the United States, Western Europe, Eastern Europe, South America and China. The anticipated 2014 sales do not include approximately $42 million in expected sales from a 49% Chinese joint venture accounted for under the equity method. Autocam will join NN’s Precision Metal Components Segment forming a new, dedicated Autocam Precision Metal Components segment. The Autocam brand name will continue to be used to leverage its strength and reputation in the marketplace.

Richard Holder, President and Chief Executive Officer of NN, Inc. commented, “The sum of the combined strength of NN and Autocam creates a division that is much stronger than the individual parts and provides us with expanded opportunities to drive future growth and bring increased value to our shareholders. We will move forward with a clear focus to achieve a seamless integration that maximizes the many synergies that we have identified between these two great companies.”

Mr. Holder continued, “Although this transaction is transformative to NN, it does not signal the end of our ongoing strategy to aggressively grow our business through strategic, profitable acquisitions that provide complementary resources and lines of business.”

NN, Inc. manufactures and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis. Headquartered in Johnson City, Tennessee, NN has 25 manufacturing plants in the United States, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending or completed acquisitions are also forward-looking statements, including statements relating to the anticipated closing date of an acquisition, the Company’s ability to obtain required regulatory approvals or satisfy closing conditions, the costs of an acquisition and the Company’s source(s) of financing, the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.